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                                                                    EXHIBIT 99.1
[VIRAGEN INC. LETTERHEAD]


                             FOR IMMEDIATE RELEASE


CONTACT:
Dennis W. Healey
Executive Vice President
Viragen, Inc.
(305) 557-6000


                   VIRAGEN, INC. CLOSES $6 MILLION FINANCING
                            FOR EUROPEAN SUBSIDIARY


MIAMI, FLORIDA, MARCH 18, 1996 -- VIRAGEN, INC. (NASDAQ BULLETIN BOARD: VRGN) today announced that it has closed a $6 million privately placed equity financing of its majority-owned subsidiary, Sector Associates, Ltd., to be renamed Viragen (Europe) Ltd.

A portion of these proceeds will be used to complete the Company's European plant located in Edinburgh, Scotland. This state-of-the-art manufacturing facility will produce Omniferon(TM), a natural human alpha interferon. The Company plans to undertake clinical studies in Europe for testing Omniferon in the treatment of such diseases as multiple sclerosis, HIV/AIDS, hepatitis B & C and certain cancers.

The Edinburgh plant is the result of collaborative agreements between Scottish governmental health agencies and the Company. Viragen has exclusively licensed its subsidiary to produce Omniferon for production and testing within the European Union.

Gerald Smith, Viragen's Chairman and President, stated, "This financing allows us to proceed as scheduled in Europe. A portion of the proceeds will also be used to fund continuing research and development here in the U.S."

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Viragen, Inc. is an emerging biopharmaceutical company engaged in the research, development, manufacture and clinical study of natural human interferons for the treatment of various viral diseases and immune disorders. The Company is currently conducting an investigational study of its human alpha interferon for the treatment of HIV/AIDS under Florida's Investigational Drug Program.